As filed with the Securities and Exchange Commission on ____________________.
                          Registration No. 333-30232

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ---------------------------------
                                 Amendment No. 1
                                         to
                                      FORM S-3
                             REGISTRATION STATEMENT
                         Under The Securities Act of 1933
                        --------------------------------
                             VERTEX INTERACTIVE, INC.
                (Exact Name of Registrant as Specified in Charter)

       New Jersey                                      22-2050350
(State of Incorporation)                 (IRS Employer Identification Number)
                     -------------------------------------
                                23 Carol Street
                           Clifton, New Jersey 07014
                                (973) 777-3500
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                        -------------------------------

                                 Ronald C. Byer
                            Vertex Interactive, Inc.
                                23 Carol Street
                           Clifton, New Jersey 07014
                                (973) 777-3500
(Name, address, including zip code, and telephone number,including area code, of agent for service)

                         -------------------------------

                                   Copies To:
                      Law Offices of Jeffrey D. Marks, P.C.
                               415 Clifton Avenue
                            Clifton, New Jersey 07012

                         -------------------------------

	Approximate Date of Commencement of proposed sale to
public:  From time to time after the effective date of this
Registration Statement as determined by market conditions.
                                      (1)

	If the only securities being registered on this Form are
being offered pursuant to dividend or interest reinvestment
plans, please check the following box.  [    ]

	If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ XX ]

	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act
registration statement number of the earlier effective
registration statement for the same offering.  [     ]

	If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[     ]

	If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box.  [     ]

                    CALCULATION OF REGISTRATION FEE
                                                Proposed Maximum   Proposed Maximum  Amount of
Title of Each Class of        Amount to         Offering Price     Aggregate         Registration
Securities to be Registered   be Registered     Per Share          Offering Price    Fee
Common stock, par
value $0.005 per share        11,657,142        $6.56              $76,470,852       $20,189

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o)
under the Securities Act of  1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
                                 (2)

                             PROSPECTUS

                       (SUBJECT TO COMPLETION)

                 11,657,142 Shares of Common Stock

                      VERTEX INTERACTIVE, INC.

	Vertex Interactive, Inc. provides data collection and management systems that allow businesses to more efficiently serve their customers from the entry of an order for a product through its delivery to the user. This Prospectus relates to the offer and sale from time to time of up to 11,657,142 shares of our common stock by the Vertex Interactive, Inc. shareholders named in this Prospectus. We will not receive any proceeds from the sale of these shares.

Our common stock is listed on the Nasdaq National Market under the symbol "VETX". The last reported sale price of our common stock on May 19, 2000 was $6.6875 per share.

	Our principal executive offices are located at 23 Carol
Street, Clifton, New Jersey, 07014, and our telephone number at that address is (973) 777-3500.

	See "Risk Factors" beginning on page 4 for information you should consider before purchasing these shares.

	Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	If it is against the law in any state to make an offer to sell the shares, or to solicit an offer from someone to buy the shares, then this Prospectus does not apply to any person in that state, and no offer or solicitation is made by this Prospectus to any such person.

	You should rely only on the information provided or incorporated by reference in this Prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of such documents.
                          TABLE OF CONTENTS
Summary ....................................................... 4
Risk Factors .................................................. 4
Cautionary Note Regarding Forward-Looking Statements .......... 8
Where You Can Find More Information ........................... 8
About Vertex Interactive, Inc.................................. 9
Use of Proceeds ...............................................10
Selling Stockholders ..........................................10
Plan of Distribution ..........................................14
Legal Matters .................................................16
Experts .......................................................16
                                    (3)

                                SUMMARY

Vertex Interactive, Inc. provides data collection and management systems that allow businesses to more efficiently serve their customers from the entry of an order for a product through its delivery to the user. This type of service is generally referred to as "Supply Chain Management". We design and supply the software programs that are required for this marketplace and supply the devices, which are manufactured by others.

This Prospectus relates to the offer and sale from time to time of up to 11,657,142 shares of our common stock by the Vertex
Interactive, Inc. shareholders named in this Prospectus. We will not receive any proceeds from the sale of these shares.

Recent Developments
    On February 14, 2000, we changed our name to Vertex Interactive, Inc., from Vertex Industries, Inc. This reflects our change from a computer hardware business to a computer systems business.

	On March 31, 2000, we acquired all of the stock of Data
Control Systems, Inc., a New York corporation ("Data Control").
The purchase price for the acquisition was $14.25 million payable in cash. Data Control is a leading provider of wireless product tracking and warehouse management systems.

	On April 20, 2000, we completed a private placement by issuing 3,293,750 restricted common shares to various investors for $26,350,000. Pursuant to registration agreements, we are obligated to file a registration statement registering the shares for sale under applicable federal securities laws no later than September 30, 2000.

	On May 5, 2000, we entered into an agreement to acquire Societe Italiana Servizi Italservice S.r.l. (S.I.S.), a provider of computer maintenance and software support services. S.I.S. is headquartered in Milan, Italy and has customers throughout Italy, France and Spain. The purchase price is approximately $1.8 million, with an additional payment of $260,000, contingent on S.I.S. achieving certain performance-related milestones.
The acquisition is expected to be completed within the next 30 days.

The date of this Prospectus is __________________.

                         RISK FACTORS

	You should carefully consider the following risk factors relating to Vertex Interactive, Inc. and our common stock before purchasing the shares offered by this prospectus.

We are subject to risks associated with our past and anticipated future acquisitions of other businesses.

	Since September, 1999, we have acquired three businesses,
have agreed to acquire a fourth and expect to continue acquiring businesses as part of our growth strategy of supplementing
internal expansion with acquisitions. Our acquisitions may not improve our financial performance in the short or long term as we expect.
                            (4)

On September 22, 1999, we acquired all of the outstanding capital stock of ICS International AG ("ICS"), a leading provider in Germany of integrated high-end wireless data capture solutions to industrial users.

On September 27, 1999, we acquired all of the stock of Portable Software Solutions Limited, a company organized under the laws of England, and related companies (the "PSS Group").
The PSS Group is a leading provider of handheld terminal solutions to mobile workers in the United Kingdom, primarily in the door-to-door insurance and dairy industries.

On March 31, 2000, we acquired all of the stock of Data Control Systems, Inc., a New York Corporation ("Data Control"). The purchase price for the acquisition was $14.25 million payable in cash. Data Control is a leading provider of wireless product tracking and warehouse management systems.

On May 5, 2000, we entered into an agreement to acquire Societe Italiana Servizi Italservice S.r.l. (S.I.S.), a provider of computer maintenance and software support services. S.I.S. is headquartered in Milan, Italy and has customers throughout Italy, France and Spain. The purchase price is approximately $1.8 million, with an additional payment of $260,000, contingent on S.I.S. achieving certain performance-related milestones.
The acquisition is expected to be completed within the next 30 days.

* We plan on bringing the PSS Group, ICS, and S. I. S. products to the United States market. Our ability to integrate the products as well as products of any acquired businesses may be adversely affected by customer resistance to acquired products.

* Our failure to retain management and sales personnel and higher administrative cost may also affect our ability to integrate acquired businesses, although we have not had those problems with the PSS, ICS and Data Control acquisitions, and do not foresee such problems with S.I.S.

* Through our future acquisitions, we may not eliminate as many redundant costs as we anticipated in selecting our acquisition candidates.

* One or more of our acquisition candidates also may have liabilities or adverse operating issues that we failed to discover prior to the acquisition. Although that is not the case thus far, it may be in the future.

* Even if acquired companies eventually contribute to an increase in our profitability, the acquisitions may adversely affect our earnings in the short term. Our earnings may decrease as a result of transaction-related expenses we record for the quarter in which we complete an acquisition. The amortization of goodwill and depreciation resulting from acquisitions also may contribute to reduce earnings.

*       The way in which we pay for acquired businesses also
involves risks. Our past acquisitions have been structured both as stock-for-stock transactions and cash transactions. Continuing volatility in the U.S.securities markets and fluctuations in our stock price may increase the risk that our stock-for-stock acquisitions could dilute our earnings per share. With respect to cash acquisitions, if we increase our bank borrowings or issue debt securities to finance future
                                 (5)
acquisitions, we will increase our level of indebtedness and interest expense, while if we issue additional common stock, we may dilute the ownership of our stockholders. In addition, we may not be able to obtain the funds we need on acceptable terms. These risks in the way we finance acquisitions could have a material adverse effect on our business, operating results and financial condition.

Our stock price has fluctuated over a wide range, and could fluctuate significantly in the future, as a result of our operating performance and conditions in our industry.

From time to time, there may be significant volatility in the market price for our common stock. Since our common stock began to trade publicly in 1986, its market price has fluctuated over a wide range. During our last four complete fiscal quarters, the high last reported sale price of our common stock was $14.12 and the low last reported sale price of our common stock was $1.25. A number of factors involving Vertex Interactive, Inc. and the our industry could contribute to future fluctuations in our stock price. These factors include the following:

* quarterly operating results of Vertex Interactive Inc. which could affect the attractiveness of our stock compared to the securities of other companies with better results or companies in other businesses;

* changes in general conditions in the economy or the technology sector which could affect the demand for our products and our operating results;

* our failure to complete and successfully integrate acquisitions of other companies, which could adversely affect our operating results and our ability to grow; and

* competition in the market, defined as both technology offerings and pricing, are intense, which could effect the demand for our product and operating results.

The data collection and warehouse management businesses are highly competitive.

The number and diverse nature of the companies in our business result in highly competitive conditions. Our competition includes not only other companies which provide a comprehensive range of products from a single source of supply, but also specialty companies and systems companies. Specialty companies generally supply one or two product categories, while system companies typically supply a narrow range of products to a limited number of businesses operating in a broad geographical area. We compete in each of our markets with at least one other large national company, generally Manhattan Associates, Inc. or BEA Systems, Inc. as well as with numerous regional businesses. Our failure to compete successfully could have a material adverse effect on our business, operating results and financial condition.

We have acquired operations in Europe which may adversely effect our operating results.

The acquisitions of the PSS Group, ICS, and the proposed acquistion of S.I.S. referred to in the first listed Risk Factor, have provided a presence for us throughout Europe. Risks of our international operations include:
                                 (6)

* difficulties in collecting accounts receivable and longer collection periods than we are accustomed to in the United States.

*      difficulties in staffing and managing foreign operations.

*      changing and conflicting regulatory requirements.

* potentially adverse tax consequences, tariffs and general export restrictions

*      political instability

* fluctuations in currency exchange rates which may adversely impact reported revenue and earnings

* seasonal reduction in business activity during the summer months in Europe

*      the impact of local economic conditions and practices.

           Any of the above factors could have a material and adverse effect on our international sales and operations, which, in turn, could adversely affect our overall business, operating results and financial condition.

          Our success largely depends on our ability to retain our senior management.

          We are dependent in large part on the services of Nicholas R.H. Toms and Hugo Biermann, the Company's Joint Chairmen of the Board and Joint Chief Executive Officers, and Ronald C. Byer, the Company's President. Mr. Toms and Mr. Biermann do not have employment agreements with Vertex Interactive, Inc. The loss of the services of any of these key personnel, whether as a result of death, disability or otherwise could have an adverse effect upon our business.

       Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds in new stock offerings.

       Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future offerings of equity securities.

       As of the date of this Prospectus, we are required by various registration rights agreements to effect registration statements covering resales of approximately 14,950,892 shares of common stock, which consists of stock we issued to
stockholders of the PSS Group (acquired business) as well as shares we issued to private investors, including our recent private placement. This Prospectus forms a part of such a registration statement but does not include the private placement shares. We also expect to grant registration rights to the stockholders of other businesses we may acquire in the future. We are required to bear the expenses of this registration.
                                    (7)

     We do not anticipate that we will pay cash dividends on our common stock.

    We have never paid cash dividends on our common stock and we do not anticipate that we will pay cash dividends in the foreseeable future.

         CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

	This Prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans, forecasted demographic and economic trends relating to our industry, our ability to complete acquisitions and to recover acquisition-related costs, and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this Prospectus under the caption "Risk Factors."

                  WHERE YOU CAN FIND MORE INFORMATION
	We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. Our Securities Exchange Act file number for those SEC filings is 0-15066. You may read and copy any document we file at the following SEC public reference rooms in Washington, D.C., and at the following SEC regional offices:

450 Fifth Street, N.W.  7 World Trade Center  500 West Madison Street
Room 1024               Suite 1300            Suite 1400
Washington, DC 20549    New York, NY 10048    Chicago, IL 60661

	You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

	We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

	This Prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" certain documents we filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the selling stockholders sell all of the shares or the offering is otherwise terminated:
                                 (8)

*       Our Quarterly report on Form 10-Q for our fiscal quarter
        ended on March 31, 2000, which we filed on May 15, 2000.
*       Our current report on Form 8-K which we filed on April 12,
        2000
* Our Quarterly Report on Form 10-Q for our fiscal quarter ended on December 31, 1999, which we filed on February 18, 2000.
*       Our Schedule 14C Information Statement which we filed on
        January 24, 2000.
*       Our Transition Report on Form 10-K for the period ended
        September 30, 1999, which we filed on January 13, 2000.
*       Our current report on Form 8-K/a which we filed on December 6, 1999.
*       Our current report on Form 8-K which we filed on December 3, 1999.
*       Our annual report on Form 10-K for our fiscal year ended
        July 31, 1999, which we filed on October 29, 1999.
*       Our current report on Form 8-K which we filed on October 7, 1999.
*       Our current report on Form 8-K which we filed on October 1, 1999.
* Our Form 14(f) Information Statement filed on July 1, 1999, and Amendment filed on August 24, 1999.
* The description of our common stock contained in our registration statement on Form S-18 filed with the SEC, effective June 2, 1986, including any amendments or reports we filed for the purpose of updating this description; and
*       Any future filings we will make with the SEC under Sections
        13(a), 13(c), 14 or 15(d) of the Securities Exchange Act.

We will provide you with a copy of these filings, at no cost,if you write or telephone our Corporate Secretary at the following address:

                     Vertex Interactive, Inc.
                         23 Carol Street
                    Clifton, New Jersey 07014
                         (973) 777-3500

                  ABOUT VERTEX INTERACTIVE, INC.

Vertex Interactive, Inc. provides data collection and management systems that allow businesses to more efficiently serve their customers from the entry of an order for a product through its delivery to the user. This type of service is generally referred to as "Supply Chain Management". We design and supply the software programs that are required for this marketplace and supply the devices, which are manufactured by others.

The orders may be taken by a salesman in the customer's facility utilizing a hand held computer, over the phone or by transmission over the internet directly to the customer's
computer system. Once the order is in the system, our software matches what is in inventory to the orders received and directs the staff in the warehouse, also equipped with hand held
computers, to gather the items necessary to fulfill the order, pack them into a shipping container and deliver the container to the shipping area. In the shipping area, our system has printed the necessary paperwork and labels to direct the shipping clerks as to the destination and method of transportation for the shipment.
                                 (9)

In some applications, the driver of the delivery vehicle may also act as a salesman. In these cases, he will have inventory on the truck that is not allocated to particular orders. He can then sell this inventory to users who may need it, but had not entered a large enough order for that product, or who require additional products. The user may also have products that he wants to return for credit. The driver/salesman can handle these transactions in the user's facility utilizing a hand held computer which is in direct contact with the warehouse computer.

We design the computer programs which handle the communications between all of the workers, whether they are mobile or in a facility. In addition we have designed products which manage all inventory functions within the warehouse. This is often referred to as a warehouse management system.

                        USE OF PROCEEDS
   The selling stockholders will receive all of the net proceeds from the sale of their shares. Accordingly, Vertex Interactive, Inc., will not receive any proceeds from the sale of the shares.

                      SELLING STOCKHOLDERS
   On September 16, 1999, pursuant to a Subscription Agreement by and among Vertex Interactive, Inc., Edwardstone & Company, Incorporated, a Delaware corporation ("Edwardstone") and MidMark Capital, L.P., a Delaware limited partnership ("Midmark" and together with Edwardstone, the "Buyers"), dated as of June 21, 1999, as amended on August 23, 1999 and September 13, 1999, an investment group led by Edwardstone purchased 5,449,642 shares of our common stock and MidMark purchased 5,000,000 shares of our common stock.

   On September 27, 1999, we acquired the companies comprising the Portable Software Solutions Group pursuant to a Share Purchase Agreement, dated as of June 21, 1999, by and among Vertex Industries, Inc., St. Georges Trustees Limited, a company organized under the laws of Jersey, Channel Islands, as trustee on behalf of The John Kenny Settlement and The Godfrey Smith Settlement, John Kenny, Bryan J. Maguire and Godfrey Smith (collectively the "PSS Shareholders"). As part of the consideration to fund this acquisition, we transferred 1,207,500 unregistered common shares to the PSS Shareholders and Edwardstone transferred 384,484 of its Vertex shares to the PSS Shareholders.

   On September 23, 1999, Edwardstone distributed the remaining shares it had acquired on behalf of its investor group to each member of the group as his, her or its interests appeared on such date.

   Set forth below are the names of the holders of the shares of common stock issued in connection with the transactions above, together with the number of shares held by each such person which represent all of the shares held by such holders. These shares are being registered by this Registration Statement.

Name of                            Number        Percentage                               Shares Beneficially
Beneficial                         of            of Shares    Relationship                Owned After
Owner                              Shares        Outstanding  to Company                  Offering
Midmark Capital LLP               5,000,000(1)    24.3%                                     0
466 Southern Blvd.
Chatham, NJ 07928
                                     (10)

Gregory N. Thomas                   294,117       1.4%         Director                     0
4 Acorn Street
Boston, MA 02108

John Coutts                          73,529        .36%                                     0
One Red Coat Pass
Darien, CT 06820

Richard Zakin, Esq.                 137,255        .67%                                     0
150 East 77th, Apt. 3B
New York, NY 10020

Craven Hill Investments
Limited                             294,068(2)    1.4%                                      0
C/o Mickelfield Limited
"Banchory", Woodland
Close,
East Horsley Surrey KT24
5AR United Kingdom

Lemeau Arrott Watt                   55,882        .27%                                     0
30 Grove Street
New York, NY 10014

Nathalie de la Fontaine             100,000        .49%                                     0
550 Laguardia Pl, Apt. 3N
New York, NY 10012

Otto Leistner                       522,875       2.5%        Director                      0
Jaegerweg 6
D-61389 Schmitten,
Germany

Nicholas R. Toms                  1,101,610       5.4%       Joint Chairman                 0
154 Waverly Place                                            of the Board, Director, Joint
New York, NY 10014                                           Chief Executive Officer

Bunter BVI Limited                  388,010(3)    1.9%                                      0
C/o Ansbacher BVI Limited
International Trust Bldg.
Wickhams Cay
Road Town, Tortola BVI

John Kenny                          422,678       2.1%                                      0
Portable Software Solutions Limited
50-54 Southwark Street
London SE1 1UN
United Kingdom

Glen Barlow                          75,000        .36%                                     0
C/o Ketton Investments
27 Throgmorton Street
London EC2N 2AQ

Erick Constantino                     3,000        .01%                                     0
C/O Northwestern Mutual Life
777 Larkfield Rd, Suite 114
Commack, NY 11725
                                (11)

Bacchus International, Inc.         862,140(4)    4.2%                                      0
21 "C" N. Geneva Terr
Chicago, IL 60614

Marian Teresvary                     34,286        .17%                                        0
16 Pell Place
New Rochelle,  NY 10804

Kimberly Gugliemli                   75,429        .37%                                      0
410 Canyon Creek
Del Rio, TX 8840

Robert E. Maroney                     3,657        .02%                                      0
& Gale Maroney
610 Laurel Avenue
Highland Park , IL 60035

Marci Heichman                        7,314       .04%                                      0
5235 N Ravenswood  #8
Chicago, IL 60640

Nancy Eiselman                       83,333       .4%                                       0
1261 31st  Ave
San Francisco,  CA 94122

Rick Ashman                           7,142       .03%                                      0
1737 N. Paulina  #301
Chicago, IL 60622

Peter Gugliemli                     100,000       .49%                                         0
8111 Woodside Lane
Burr Ridge, IL 60035

Galiper Corp.                         3,657(5)   .02%                                         0
Pension Plan & Trust
610 Laurel Ave
Highland Park, IL 60035

Josh Zucker                          40,760      .2%                                          0
330 W. Diversey Pkwy.#1805
Chicago, IL 60657

Nicholas Kendellen                  257,731    1.25%                                         0
1550 N. State Parkway
Chicago, IL 60610

Tom Plunkett                        103,092     .5%                                          0
C/o Mary Goeraty
9 Cherbury Park Ave
Lucan, Dublin, Ireland

Island Conservation &
Properties Ltd.                     103,092(6)  .5%                                         0
2318 West 24th Place
Chicago, IL 60608

Leff Properties Company              98,039(7)  .48%                                        0
26901 Agoura Rd, Suite 180
Calabassas, CA 91301
                                  (12)

Francis A. Milholland                19,608     .1%                                         0
C/o Barbara Novak
HKC Securities Inc.
230 Park Ave, 7th Floor
New York, NY 10169

St. Leonards Trust                   98,039(8)  .48%                                       0
C/o Barbara Novak
HKC Securities Inc.
230 Park Ave, 7th Floor
New York, NY 10169

Jan Pilkington-Miksa                 29,412     .14%                                       0
C/o Barbara Novak
HKC Securities Inc.
230 Park Ave, 7th Floor
New York, NY 10169

Richard L. and Lora B. Childs        49,020(9)  .24%                                       0
Family Limited Partnership
2 Old Boathouse Lane
Spring Island, SC 29910

Aaron A. Smith, TTEE                 19,607     .09%                                       0
FBO Mary Lee Childs Trust
2 Old Boathouse Lane
Spring Island, SC 29910

David M. Rifkin                      24,510     .12%                                       0
1249 Racebrook Road
Woodbridge, CT 06525

Bryon James McGuire                 182,245     .89%                                       0
c/o Finers Solicitors
179 Great Portland Street
London WIN GLS

St. Georges Trustees Limited        987,005(10) 4.8%                                       0
C/o Finers Solicitors
179 Great Portland Street
London WIN GLS

1.	Mr. Joseph R. Robinson, Mr. Denis Newman and Mr. Wayne L.
        Clevenger, directors of Vertex, are managing directors of
        MidMark Capital, L.P., have dispositive and voting power
        over the shares, but disclaim beneficial ownership of the shares.
2.	James Ramsey, Executive Director, has dispositive and
        voting power over the shares.
3.	Shares held in the name of Bunter, B.V.I. Ltd., of which
        Mr. Hugo Biermann may be deemed a beneficiary.  Mr.
        Biermann disclaims such beneficial ownership.  Mr. Biermann is Joint Chairman of the Board, Joint Chief Executive
        Officer and a director of Vertex. Adriel Brathwaite has
        dispositive and voting power over the shares.
4.      Edward Murphy, principal, has dispositive and voting power over the shares.
5.	Robert E. Maroney and Gale Maroney have dispositive and
        voting power over the shares.
6.      Robert Hurst has dispositive and voting power over the shares.
                                   (13)

7.	Jim Leff has dispositive and voting power over the shares.
8.	Jan I. Pilkington-Miksa has dispositive and voting power
        over the shares.
9.	Richard L. Childs and Lora B. Childs have joint dispositive
        and voting power over the shares.

10.	Peter St. George, 6 Britannia Place, Bath Street, St.
        Helier, Jersey Channel Islands, JE24Fe has dispositive and voting power over the shares. Messrs Godfrey Smith and John Kenny may be deemed to be beneficial owners equally, but disclaim such beneficial ownership.

                        PLAN OF DISTRIBUTION

	The shares may be sold or distributed from time to time by the selling stockholders named in this Prospectus, by their transferees, or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

	The selling stockholders may offer all or a portion of their shares at various times in one or more of the following transactions:

* In ordinary brokers' transactions and transactions in which the broker solicits purchasers;
* In transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this Prospectus;
* In transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;
* In other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
*       In privately negotiated transactions;
*       In transactions to cover short sales; or
*       In a combination of any of the foregoing transactions.

The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act.

	From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this Prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The
                               (14)
plan of distribution for the shares offered and sold under this Prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this Prospectus.

	A selling stockholder may sell short the common stock. The selling stockholder may deliver this Prospectus in connection with such short sales and use the shares offered by this Prospectus to cover such short sales.

	A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

	The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

	If a selling stockholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this Prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.
                               (15)

	We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

	It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

	This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with Vertex Interactive, Inc. or, if earlier, on the date on which the selling stockholder has sold all of his shares.

                             LEGAL MATTERS

	The validity of the shares offered hereby will be passed upon by the Law Offices of Jeffrey D. Marks, P.C., Clifton, New
Jersey.

                                 EXPERTS

	Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Transition Report on Form 10-K as of September 30, 1999 and for the two months then ended, as set forth in their report appearing therein, which is incorporated by reference in this Prospectus and registration statement. Our financial statements and schedule as of September 30, 1999 and for the two months then ended are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

	Sax Macy & Fromm & Co., P.C., independent auditors, have audited our consolidated financial statements and schedule as of July 31, 1999 and 1998 and for the years then ended included in our Transition Report on Form 10-K dated January 12, 2000, as stated in their report appearing therein, which is incorporated by reference in this Prospectus and registration statement. Our financial statements and schedule as of July 31, 1999 and 1998 and for the years then ended are incorporated by reference in reliance on Sax Macy & Fromm & Co., P.C.'s report, given on their authority as experts in accounting and auditing.

	Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Transition Report on Form 10-K as of July 31, 1997 and for the
year then ended, as set forth in their report appearing therein,
                                (16)
which is incorporated by reference in this Prospectus and registration statement. Our financial statements and schedule as of July 31, 1997 and for the year then ended are incorporated by reference in reliance on Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing.

	ATM Consult GmbH Wirtschaftspruefungsgesellschaft, have audited the consolidated financial statements of ICS International AG Identcode-Systeme for the years ending September 30, 1999 and 1998, appearing in our Current Report on Form 8-K/A dated September 22, 1999, filed with the Securities and Exchange Commission on December 6, 1999, as set forth in their report appearing therein, which is incorporated by reference in this Prospectus and registration statement. The consolidated financial statements of ICS International AG Indentcode-Systeme for the years ending September 30, 1999 and 1998 are incorporated by reference in reliance on ATM Consult GmbH Wirtschaftspruefungsgesellschaft's report, given on their authority as experts in accounting and auditing.

	Ernst & Young have audited the combined financial statements of Portable Software Solutions Limited for the years ending September 30, 1999 and 1998, appearing in our Current Report on Form 8-K/A dated September 22, 1999, filed with the Securities and Exchange Commission on December 6, 1999, as set forth in their report appearing therein, which is incorporated by reference in this Prospectus and registration statement. The combined financial statements of Portable Software Solutions Limited for the years ending September 30, 1999 and 1998 are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                                  PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

	The following table sets forth the expenses (other than underwriting discounts and commissions) which, other than the SEC registration fee, are estimates, payable by Vertex in connection with the sale and distribution of the securities registered hereby:

        SEC registration fee............        $20,189
                                                -------
        Printing expenses....................   $   500
                                                -------
        Blue Sky fees and expenses........      $   250
                                                -------
	Accountants' fees and expenses.......	$17,500
                                                -------
	Legal fees and expenses..........	$11,000
                                                -------
        Miscellaneous.............              $   200
                                                -------

        Total...................                $49,639
                                                -------
                               (17)

Item 15.  Indemnification of Directors and Officers

	Our Amended Certificate of Incorporation limits directors' and officers' liability for monetary damages for breaches of their duties of care owed to Vertex to the fullest extent permitted by New Jersey law. However, this provision does not apply with respect to any liability resulting from acts or omissions that (i) were in breach of his duty of loyalty to Vertex or our stockholders; (ii) were not in good faith or in knowing violation of law or (iii) resulted in receipt by the corporate agent of an improper personal benefit.

	Pursuant to the provisions of Section 14A:3-5 of the Business Corporation Act of New Jersey, every New Jersey corporation has power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the company or of any corporation, partnership, joint venture, trust or other enterprise for which he is or was serving in such capacity at the request of the company, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred by him in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

	The power to indemnify applies to actions brought by or in the right of the company as well as in the case where the corporate agent is adjudged to be liable to the company only to the extent that the court, in its discretion, feels that in the light of all the circumstances, indemnification should apply.

	To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is, pursuant to
Section 14A:3-5 of the Business Corporation Act of New Jersey, entitled to indemnification as described above. Section 14A:3-5 also grants power to advance litigation expenses upon receipt of an undertaking to repay such advances in the event no right to indemnification is subsequently shown. A company may also obtain insurance at its expense to protect anyone who might be indemnified, or has a right to insist on indemnification, under the statute. We have such insurance in effect with aggregate and per occurrence limitations of $5 million.

Item 16.  Exhibits

	See Exhibit Index.
                                  (18)

Item 17.  Undertakings

	The undersigned hereby undertakes:

1.	To file, during any period in which offers or sales
are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events
arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with
respect to the plan of distribution not
previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i) and
(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section
15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-
effective amendment any of the securities being
registered which remain unsold at the termination of
the offering.
                              (19)

4.	The undersigned  hereby undertakes that, for purposes
of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising
under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6.	The undersigned hereby undertakes that:

(i)	For purposes of determining any liability under
the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule
424(b)(1) or (4) or 497(h) under the Securities
Act shall be deemed to be part of this
registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability
under the Securities Act of 1933, each post-
effective amendment that contains a form of
prospectus shall be deemed to be a new
registration statement relating to the securities
offered therein, and the offering of such
securities at that time shall be deemed to be the
initial bona fide offering thereof.
                            (20)

                          SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clifton, State of New Jersey, on this 23rd day of May, 2000.

					VERTEX INTERACTIVE, INC.

                                       BY:/s/ RONALD C. BYER
					      RONALD C. BYER
					      President

	Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in one or more counterparts.

DATED:  May 23, 2000            BY: /S/ HUGO H. BIERMANN
                                    HUGO H. BIERMANN
                                    Joint Chairman of the Board
                                    Joint Chief Executive Officer
                                    and Director

DATED:  May 23, 2000            BY: /S/ NICHOLAS R.H. TOMS
                                    NICHOLAS R.H. TOMS
                                    Joint Chairman of the Board
                                    Joint Chief Executive Officer
                                    and Director

DATED:  May 23, 2000            BY: /S/RONALD C.BYER
                                    RONALD C. BYER
                                    President, Treasurer and
                                    Director

DATED:  May 23, 2000            BY: /S/ WAYNE L. CLEVENGER
                                    WAYNE L. CLEVENGER
                                    Director

DATED:  May 23, 2000            BY: /S/ DENIS NEWMAN
                                    DENIS NEWMAN
                                    Director

DATED:  May 20, 2000            BY: /S/ GEORGE POWCH
                                    GEORGE POWCH
                                    Director

DATED:  May 23, 2000            BY: /S/ JOSEPH R. ROBINSON
                                    JOSEPH R. ROBINSON
                                    Director

DATED:  May 23, 2000            BY: /S/ GREGORY N. THOMAS
                                    GREGORY N. THOMAS
                                    Director

DATED:  May 23, 2000            BY:/S/ OTTO LEISTNER
                                    OTTO LEISTNER
                                    Director
                                (21)

                            EXHIBIT INDEX


Exhibit No.			Description


5.1	Opinion of Law Offices of Jeffrey D. Marks, Esq., P.C.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Sax Macy Fromm & Co., P.C.

23.3	Consent of Arthur Andersen LLP

23.4    Consent of ATM Consult GmbH Wirtschaftspruefungsgesellschaft

23.5    Consent of Ernst & Young

                                (22)